Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 1, 2021 (except Note 13b, as to which the date is March 16, 2021) in the Registration Statement (Form S-1) and the related Prospectus of Semrush Holdings, Inc. for the registration of 8,050,000 shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts
November 15, 2021